EXHIBIT 99.2

January 19, 2015

Alcoa Board Approves Quarterly Dividends

NEW YORK—(BUSINESS WIRE)—The Board of Directors of Alcoa (NYSE:AA) today declared (a) a quarterly common stock dividend of 3 cents per share payable February 25, 2015 to holders of record of the common stock at the close of business on February 6, 2015; (b) a dividend of 93.75 cents per share on Alcoa’s $3.75 cumulative preferred stock (“Class A Stock”) payable April 1, 2015 to holders of record of the Class A Stock at the close of business on March 13, 2015; and (c) a dividend of $6.71875 per share on Alcoa’s 5.375% Class B Mandatory Convertible Preferred Stock (“Class B Stock”) payable April 1, 2015 to holders of record of the Class B Stock at the close of business on March 15, 2015.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.